Exhibit 10.3

ePlus inc.
Restricted Stock Unit Award Agreement

Name of Participant:
Grant Number:
Number of Restricted Units:
Form of Payment of the Award:
Grant Date:

1.
Restricted Stock Unit Award – Terms and Conditions.  This Agreement confirms the grant under and subject to the provisions of the ePlus inc. 2012 Employee Long-Term Incentive Plan (the “Plan”) and upon the terms and conditions set forth herein (“Terms and Conditions”) to the above-named Participant of the number of Restricted Stock Units set forth above (such units, as may be adjusted in accordance with Section 4 of these Terms and Conditions, the “Restricted Units”). This Agreement does not constitute ownership of any Shares of ePlus inc. (the “Company”) or confer any rights associated with the ownership of shares, except as expressly set forth herein. This grant is subject in all respects to the applicable terms of the Plan. At all times, each Restricted Unit shall be equal in value to one share of common stock, $0.01 par value per share of the Company (a “Share”). A copy of the Plan (or related Prospectus delivered to you with this Agreement) may be obtained at no cost by contacting the HR Department at hr@eplus.com.

2.
Restriction Period.  For purposes of this Agreement, the Restriction Period is the period beginning on the grant date and ending on [INSERT VESTING DATE(S)] or, if earlier, upon termination of employment as the result of Participant’s death or Disability or upon a Change in Control, as defined in the Plan, provided Participant is in employment with the Company on the date of the Change in Control (the “Restriction Period”). Upon termination of Participant’s employment for any other reason prior to the date that Participant becomes 100% vested in the Award, the unvested shares shall be forfeited immediately and Participant shall have no right with respect to the unvested shares.  No additional shares shall vest after the date of termination of Participant’s employment.

3.
Payout of Award. Provided the Award has not previously been forfeited, within two and one-half months after the expiration of the Restriction Period and upon the satisfaction of the applicable tax withholding obligations, (i) if the Award is to be paid in Shares, the Company shall issue to the Participant the number of Shares underlying the Restricted Units as of the date of the expiration of the Restriction Period; or (ii) if the Award is to be paid in cash, the Company shall pay to the Participant a single lump sum cash payment equal to the Fair Market Value (as defined in the Plan) of the number of Shares underlying the Restricted Units as of the date of the expiration of the Restriction Period. If the Award is to be paid in Shares, upon payout the Company shall at its option, cause such Shares as to which the Participant is entitled pursuant hereto: (i) to be released without restriction on transfer by delivery to the custody of the Participant of a stock certificate in the name of the Participant or his or her designee, or (ii) to be credited without restriction on transfer to a book-entry account for the benefit of the Participant or his or her designee maintained by the Company’s stock transfer agent or its designee.  A Participant shall have no further rights with regard to the Restricted Units once the cash payment or underlying Shares have been delivered.

4.
Rights During Restriction Period. During the Restriction Period, the Participant shall not have any rights as a shareholder with respect to the Shares underlying the Restricted Units, no dividend rights and no voting rights with respect to the Restricted Units or any Shares underlying or issuable in respect of such Restricted Units until such Shares are actually issued to and held of record by the Participant. No adjustments will be made for dividends or other rights of a holder for which the record date is prior to the date of issuance of the stock certificate evidencing such Shares. If the number of outstanding shares of Share is changed as a result of a stock dividend, stock split or the like, without additional consideration to the Company, the Restricted Units subject to this Award shall be adjusted to correspond to the change in the Company’s outstanding shares of Share. If the Award is to be paid in Shares, upon the expiration of the Restriction Period and payout of the Award pursuant to Section 3, the Participant may exercise voting rights and shall be entitled to receive any subsequent dividends declared by the board of directors of the Company.

5.
Prohibition Against Transfer.  Until the expiration of the Restriction Period, the Award, the Restricted Units subject to the Award, any interest in the Shares (in the case of a payment to be made in Shares) or cash to be paid, as applicable, related thereto, and the rights granted under the Terms and Conditions and this Agreement are not transferable except to family members or trusts by will or by the laws of descent and distribution, provided that the Award, the Restricted Units subject to the Award, and any interest in the Shares or cash to be paid, as applicable, related thereto may not be so transferred to family members or trusts except as permitted by applicable law or regulations.  Without limiting the generality of the foregoing, except as aforesaid, until the expiration of the Restriction Period, the Award, the Restricted Units subject to the Award and any interest in the Shares (in the case of a payment to be made in Shares) or cash to be paid, as applicable, related thereto, may not be sold, exchanged, assigned, transferred, pledged, hypothecated, encumbered or otherwise disposed of, shall not be assignable by operation of law, and shall not be subject to execution, attachment, charge, alienation or similar process. Any attempt to effect any of the foregoing shall be null and void and without effect.

6.
Forfeiture; Termination of Employment.  No shares of Share shall be issued to the Participant prior to the date on which the Restricted Stock Units vest, and shall be forfeited by the Participant upon the Participant’s termination of employment prior to vesting for any reason other than death or Disability, as defined in the Plan. All shares of restricted stock units will immediately vest upon a Change in Control, as defined in the Plan, provided Participant’s in employment with the Company on the date of the Change in Control.

7.
Withholding.  Participant shall be required to meet any applicable tax withholding obligations in accordance with the provisions of the Plan.  If the Award is to be paid in Shares, the Committee shall be authorized, in its sole discretion, to establish such rules and procedures relating to the use of Shares to satisfy any tax withholding obligations as it deems necessary and appropriate.

8.
Miscellaneous.  These Terms and Conditions and other portions of this Agreement: (a) shall be binding upon and inure to the benefit of any successor of the Company; (b) shall be governed by the laws of the State of Delaware and any applicable laws of the United States; and (c) except as permitted under Sections 7 and 8 of the Plan, may not be amended without the written consent of both the Company and the Participant. The Agreement shall not in any way interfere with or limit the right of the Company to terminate the Participant’s employment or service with the Company at any time, and no contract or right of employment shall be implied by the Terms and Conditions and this Agreement of which they form a part.

9.
Incorporation of Plan Provisions.  The Terms and Conditions and this Agreement are made pursuant to the Plan, the provisions of which are hereby incorporated by reference (including without limitation, Section 6(g)(xii) of the Plan, such that the Participant may be subject to the forfeiture of the unvested portion of this Restricted Unit Award and must return any vested Restricted Units and/or shares already delivered pursuant to this Agreement in certain circumstances described in that Section). Capitalized terms not otherwise defined herein shall have the meanings set forth for such terms in the Plan.  In the event of a conflict between the terms of the Terms and Conditions and this Agreement, and the Plan, the terms of Plan shall govern.

10.	Section 409A. This Agreement is intended to constitute a “short-term deferral” as defined in Treasury Regulations Section 1.409A-1(b)(4) and shall be so interpreted.

11.
Adjustment of Award.  In the event it is determined that the grant, vesting or Share delivery or cash payment under an Award of Restricted Stock Units was made based on incorrect financial results, the Compensation Committee of the Board of Directors will review such grant, vesting, delivery or payment.  If the amount of the grant, vesting, delivery or payment would have been lower had the level of achievement of applicable financial performance goals been calculated based on the correct financial results, the Compensation Committee may, in its sole discretion, adjust (i.e., lower) the amount of such grant, vesting, delivery or payment so that it reflects the amount that would have applied based on the correct financial results and, to the extent permitted by applicable law, require the reimbursement by the Participant of any amount delivered or paid to or received by the Participant with respect to such Award. Additionally, Share deliveries or cash payments under this Agreement are subject to recovery by the Company to the extent required by the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 and the Sarbanes-Oxley Act of 2002 and any regulations promulgated thereunder.

12.
Parachute Payments.  In the event that any payment or benefit received or to be received by the Participant under this Agreement or any other award under the Plan in connection with a Change in Control, as defined in the Plan, (collectively, the “Change in Control Payments”) would (i) constitute (together with other payments or benefits contingent on a Change in Control) a “parachute payment” within the meaning of section 280G of the Code or any successor provision and (ii) but for this section, be subject to the excise tax imposed by section 4999 of the Code or any successor provision (the “Excise Tax”), then the Participant shall receive:

(A)	the full amount of such Change in Control Payments, or

(B)	such lesser amount of such Change in Control Payments, which would result in no portion of such Change in Control Payments being subject to the Excise Tax,

whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the Excise Tax, results in the receipt by the Participant, on an after-tax basis, of the greatest amount of payments or benefits contingent on the Change in Control (including without limitation the Change in Control Payments), notwithstanding that all or some portion of such Change in Control Payments may be taxable under Section 4999 of the Code.

Any determination required under this section shall be made in writing by an independent public accounting firm or other independent third party selected by the Company (the “Accountants”), whose costs shall be paid by the Company and whose determination shall be conclusive and binding upon the Participant and the Company for all purposes.  For purposes of making the calculations required by this section, the Accountants may make reasonable assumptions concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code.  The Company and Participant shall furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this section.  In the event the Accountants determine the Change in Control Payments are to be reduced under (B) above, such reduction shall first be made as to any such Share payment or benefit under any Plan awards in reverse chronological order of the grant date, then any such cash payment or benefit under any Plan awards in reverse chronological order of the grant date.

13.
Committee Authority.  The Committee will have the power to interpret the Plan and this Award Agreement and to adopt such rules for the administration, interpretation and application of the Plan as are consistent therewith and to interpret or revoke any such rules (including, but not limited to, the determination of whether or not the Restriction Period has expired or terminated). All actions taken and all interpretations and determinations made by the Committee in good faith will be final and binding upon Participant, the Company and all other interested persons.

14.
Entire Agreement.  This Agreement and the Plan constitute the entire agreement between the parties with respect to the subject matter hereof and supersede all prior or contemporaneous written or oral agreements and understandings of the parties, either express or implied.

	ePlus inc.	Participant

By:	________________________________	________________________________
	Name	Name

	________________________________	________________________________
	Title	Date

Form updated:  December 13, 2012 (for unit awards granted to employees on or after December 13, 2012)